Exhibit 99.1

Press Contact

Mark Plungy

Director, Global Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Dr. Phil Febbo Named to Varian Board of Directors

PALO ALTO, Calif. — August 21, 2019 — Varian (NYSE: VAR) today announced that Phil Febbo, MD, chief medical officer (CMO) at Illumina has been appointed to the Varian Board of Directors, effective August 16, 2019.

“We are proud to have Phil Febbo join the Varian board,” said R. Andrew Eckert, chairman of Varian’s Board of Directors. “Phil has a strong background in both clinical and research work, as well as company strategy. He will be another valuable member of the Varian Board as the company continues its transformation into the leader in intelligent cancer care.”

“Varian is a leader in addressing the global cancer challenge by developing innovative solutions that are increasing access to high quality care,” said Febbo. “It is an exciting time to join the Varian Board, as the company expands beyond its traditional radiotherapy focus and puts the patient and clinician at the center of its thinking to deliver intelligent cancer care. I look forward to joining the Board and being a part of the company’s vision of creating a world without fear of cancer.”

Dr. Febbo, 53, has served as CMO at Illumina since 2018 and is responsible for developing and executing the Company’s medical strategy to drive genomic testing into healthcare practice in order to improve health outcomes. Prior to joining Illumina, he served as CMO of Genomic Health for five years where he drove the company’s medical strategy, was accountable for the development of evidence supporting GHI’s proprietary tests, engaged with the payer community to drive reimbursement, and served as a corporate officer between 2016 and 2018. Prior to Genomic Health, Dr. Febbo was a Professor of Medicine and Urology at the University of California, San Francisco (UCSF), where his laboratory focused on using genomics to understand the biology and clinical behavior of prostate cancer, and his clinical practice focused on genitourinary oncology. He currently serves on the board of the American College of Medical Genetics and Genomics Foundation.

Dr. Febbo holds a Bachelor of Arts degree in Biology from Dartmouth College and an M.D. from UCSF. He completed his internal medicine residency at the Brigham and Women’s Hospital and his fellowship in oncology at the Dana-Farber Cancer Institute.

About Varian
At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 9,200 employees across 70 countries keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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